Exhibit 99

1245 “Q” Street Lincoln, NE 68508 Phone: 402-475-2525 Fax: 402-475-9061

Contact:	Kevin Karas Chief Financial Officer 402-475-2525

WARDEN RETIRES FROM
NATIONAL RESEARCH CORPORATION BOARD OF DIRECTORS

LINCOLN, Nebraska (August 30, 2017) — National Research Corporation (NASDAQ: NRCIA and NRCIB) Board of Directors member Gail L. Warden announced his retirement from the board effective today.

Mr. Warden has served as a director of National Research since January 2005. He is currently President Emeritus of Detroit-based Henry Ford Health System where he served as President and Chief Executive Officer from 1988 until 2003. Prior to this role, Mr. Warden served as President and Chief Executive Officer of Group Health Cooperative of Puget Sound, as well as Executive Vice President of the American Hospital Association. Mr. Warden serves as Chairman to several national healthcare committees and as a board member to many other healthcare related committees and institutions.

Michael D. Hays, chief executive officer of National Research Corporation said, “I want to thank Gail for his fine service for over 12 years. The time he served on our Board was marked by unsurpassed excellence. He has been an inspiration to us all.”

John N. Nunnelly, Lead Board Director, commented, “Gail’s extensive experience in the healthcare industry and the many leadership roles he has held with healthcare enterprises made him a valuable member of our board. He will be missed.”

For more than 36 years, National Research Corporation has been a leading provider of analytics and insights that facilitate measurement and improvement of the patient and employee experience while also increasing patient engagement and customer loyalty for healthcare providers, payers and other healthcare organizations in the United States and Canada. The Company’s solutions enable its clients to understand the voice of the customer with greater clarity, immediacy and depth.

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